EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-170246) of Entertainment Gaming Asia Inc., and

(2) Registration Statement (Form S-8 Nos. 333-108672, 333-147435 and 333-173325) pertaining to the 1999 Directors’ Stock Option Plan, the 1999 Stock Option Plan and the 2008 Stock Incentive Plan of Entertainment Gaming Asia Inc.;

of our report dated March 31, 2014, with respect to the consolidated financial statements and schedules of Entertainment Gaming Asia Inc. included in this Annual Report (Form 10-K) of Entertainment Asia Inc. for the year ended December 31, 2013.

/s/ ERNST & YOUNG
Hong Kong, SAR
March 31, 2014